Exhibit 99.1

Castle Brands Announces Fiscal 2019 Third Quarter Results

NEW YORK – February 8, 2019 — Castle Brands Inc. (NYSE American: ROX), a developer and international marketer of premium and super-premium drinks brands, today reported financial results for the three and nine months ended December 31, 2018.

Operating highlights for the periods ended December 31, 2018:

●	Net sales increased 4.7% to $68.9 million for the first nine months of fiscal 2019, as compared to $65.8 million for the comparable prior-year period. Net sales decreased 6.4% to $22.5 million for the third quarter of fiscal 2019, as compared to $24.1 million for the comparable prior-year period.

●	Continued growth of Jefferson’s bourbons led to a 20.7% increase in case sales for the first nine months of fiscal 2019 over the comparable prior-year period.

●	Goslings portfolio growth resulted in $47.4 million in revenues on a trailing twelve-month basis, a 9.9% increase over the comparable prior twelve-month period.

●	Goslings Stormy Ginger Beer, the best-selling premium ginger beer in America, case sales surpassed 1,850,000 cases sold on a trailing twelve-month basis, a 7.4% increase over the comparable prior twelve-month period.

●	Income from operations decreased to $0.8 million for the first nine months of fiscal 2019 as compared to $2.8 million for the comparable prior-year period, with a loss from operations of ($1.0) million for the third quarter of fiscal 2019, as compared to income from operations of $1.6 million for the comparable prior-year period. Current period results included a one-time, $1.0 million increase in professional fees.

●	By making opportunistic purchases of aged bourbon and continuing its new fill programs, Castle Brands purchased an additional $11.5 million of bourbon in the nine-month period to support the continued growth of Jefferson’s.

“Our third quarter, and as a result our nine months, were adversely affected by two atypical factors. First, while the overall case sales of Jefferson’s rose 20.7% in the nine months, the case mix in the third quarter was skewed toward our lower price and lower margin expression, Jefferson’s Small Batch. In contrast, our prior-year third quarter included $2.5 million in sales of our limited-release, high-margin Jefferson’s Presidential Select. We expect this situation to reverse in the fourth quarter as several Jefferson’s expressions with significantly higher prices and margins, such as Jefferson’s Pichon Baron and Jefferson’s Ocean Cask Strength, become available. Second, our third quarter results were also negatively impacted by a one-time $1.0 million increase in professional fees,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“Setting aside the case mix in the third quarter, we expect the strong growth in Jefferson’s to continue to drive our long-term trends of increasing sales and improving financial performance,” Mr. Lampen continued.

“Jefferson’s is a key brand for us and we are very excited about our current bourbon inventories. The combination of our new fill programs and opportunistic purchases of aged whiskey resulted in our having just over 30,000 barrels at the end of the third quarter. At approximately 25 cases (9L) per barrel, this would equate to approximately 750,000 cases of finished products. Furthermore, as our new fill continues to age and begins to be included in our finished goods, we will see significant reductions in COGS, which will result in substantial bottom-line improvements,” said John Glover, Executive Vice President and Chief Operating Officer of Castle Brands.

“Also, expected rebates on excise taxes as a result of the Craft Beverage Modernization and Tax Reform Act of 2017 should further improve financial results,” Mr. Glover continued.

“The growing popularity of ginger beer cocktails, including Goslings’ trademarked “Dark ‘n Stormy”® cocktail, has been an important growth driver of both Goslings Stormy Ginger Beer and Goslings Black Seal Rum. Ginger beer sales for the 12 months ended December 31, 2018 exceeded 1.8 million cases, making “Stormy Ginger Beer” the best-selling premium ginger beer in America. GSGB is now sold in the mixer section of all of the approximately 4,500 Walmart stores in the United States and has become a leader in that section. We expect the success in Walmart to lead to new placements in other chains,” Mr. Glover added.

For the Three and Nine Months Ended December 31, 2018

In the third quarter of fiscal 2019, the Company had net sales of $22.5 million, a 6.4% decrease from net sales of $24.1 million in the comparable prior-year period. The decrease in sales was primarily driven by decreases in sales of Clontarf, vodka and certain liqueur brands and the release of high-revenue specialty releases of Jefferson’s bourbon in the comparable prior-year period, partially offset by the U.S. sales growth of our lead brands, Jefferson’s bourbons and Goslings rums. Loss from operations was ($1.0) million, as compared to income from operations of $1.6 million in the comparable prior-year period. Net loss was ($2.1) million in the third quarter of fiscal 2019 compared to net income of $0.7 million in the comparable prior-year period, with interest expense, net, increasing to ($1.2) million in the third quarter of fiscal 2019, as compared to ($1.0) million in the comparable prior-year period. Net loss attributable to common shareholders was ($2.2) million, or ($0.01) per basic and diluted share, in the third quarter of fiscal 2019, as compared to net income attributable to common shareholders of $0.5 million, or $0.00 per basic and diluted share, in the comparable prior-year period.

EBITDA, as adjusted, for the third quarter of fiscal 2019 was $1.1 million as compared to $2.3 million for the comparable prior-year period.

For the nine months ended December 31, 2018, the Company had net sales of $68.9 million, a 4.7% increase from net sales of $65.8 million in the comparable prior-year period. Income from operations was $0.8 million for the nine months ended December 31, 2018, as compared to income from operations of $2.8 million in the comparable prior-year period. Net loss was ($2.4) million for the nine months ended December 31, 2018, as compared to net income of $0.1 million in the comparable prior-year period, with interest expense, net, increasing to ($3.4) million in the nine months ended December 31, 2018, as compared to ($2.8) million in the comparable prior-year period. Net loss attributable to common shareholders was ($3.1) million, or ($0.02) per basic and diluted share, for the nine months ended December 31, 2018, as compared to ($0.5) million, or ($0.00) per basic and diluted share, in the comparable prior-year period.

EBITDA, as adjusted, for the nine months ended December 31, 2018 was $4.4 million as compared to $5.0 million for the comparable prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to income (loss) from operations or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, stock-based compensation expense, transaction fees, other expense (income), net, income from equity investment in non-consolidated affiliate, foreign exchange loss (gain) and net income attributable to noncontrolling interests is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowance accounts, are due to changes in valuation, such as the effects of changes in foreign exchange, or do not involve a cash outlay, such as stock-based compensation expense and in the three and nine months ended December 31, 2018, a non-recurring $1.0 million charge to professional fees. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. A reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium drinks brands including: Jefferson’s®, Jefferson’s Presidential SelectTM, Jefferson’s Reserve®, Jefferson’s Ocean Aged at Sea Bourbon®, Jefferson’s Wine Finish Collection, Jefferson’s Wood Experiments and Jefferson’s Manhattan Barrel Finished Cocktail, Goslings® Rums, Goslings® Stormy Ginger Beer, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka, Brady’s® Irish Cream, The Arran Malt® Single Malt Scotch Whisky, The Robert Burns Scotch Whisky and Machrie Moor Scotch Whisky. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2018, as amended, and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2018	2017	2018	2017
Sales, net*	$22,535,242	$24,079,623	$68,949,793	$65,826,060
Cost of sales*	14,397,207	14,401,686	42,412,711	39,026,255

Gross profit	8,138,035	9,677,937	26,537,082	26,799,805

Selling expense	5,800,828	5,438,815	16,945,148	16,394,222
General and administrative expense	3,095,470	2,458,528	8,176,982	7,020,407
Depreciation and amortization	197,134	208,388	637,306	599,623

(Loss) income from operations	(955,397)	1,572,206	777,646	2,785,553

Other (expense) income, net	(1,455)	931	(10,366)	872
Income (loss) from equity investment in non-consolidated affiliate	25,108	(20,806)	114,249	50,789
Foreign exchange gain (loss)	86,381	25,204	133,763	(7,104)
Interest expense, net	(1,210,707)	(976,017)	(3,362,154)	(2,769,440)

(Loss) income before provision for income taxes	(2,056,070)	601,518	(2,346,862)	60,670
Income tax (expense) benefit, net	(5,288)	63,085	(23,186)	19,337

Net (loss) income	(2,061,358)	664,603	(2,370,048)	80,007
Net income attributable to noncontrolling interests	(116,800)	(199,023)	(714,953)	(562,505)

Net (loss) income attributable to common shareholders	$(2,178,158)	$465,580	$(3,085,001)	$(482,498)

Net (loss) income per common share, basic, attributable to common shareholders	$(0.01)	$0.00	$(0.02)	$(0.00)

Weighted average shares used in computation, basic, attributable to common shareholders	166,766,362	163,470,150	166,264,144	163,249,687

Net income (loss) per common share, diluted, attributable to common shareholders	$(0.01)	$0.00	$(0.02)	$(0.00)

Weighted average shares used in computation, diluted, attributable to common shareholders	166,766,352	171,121,927	166,264,144	163,249,687

* Sales, net and Cost of sales include excise taxes of $1,818,697 and $1,938,739 for the three months ended December 31, 2018 and 2017, respectively, and $5,405,867 and $5,338,124 for the nine months ended December 31, 2018 and 2017, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES

Reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted

(Unaudited)

	Three months ended		Nine months ended
	December 31,		December 31,
	2018	2017	2018	2017
Net (loss) income attributable to common shareholders	$(2,178,158)	$465,580	$(3,085,001)	$(482,498)
Adjustments:
Interest expense, net	1,210,707	976,017	3,362,154	2,769,440
Income tax expense (benefit), net	5,288	(63,085)	23,186	(19,337)
Depreciation and amortization	240,245	208,388	637,306	599,623
EBITDA (loss) income	(765,029)	1,586,900	937,645	2,867,228
Allowance for doubtful accounts	14,559	14,100	43,677	44,912
Allowance for obsolete inventory	315,000	50,000	475,000	100,000
Stock-based compensation expense	496,355	504,490	1,484,059	1,484,386
Transaction fees	985,543	—	985,543	—
Other expense (income), net	1,455	(931)	10,366	(872)
(Income) loss from equity investments in non-consolidated affiliate	(25,108)	20,806	(114,249)	(50,789)
Foreign exchange (gain) loss	(86,381)	(25,204)	(133,763)	7,104
Net income attributable to noncontrolling interests	116,800	199,023	714,953	562,505
EBITDA, as adjusted	$1,053,194	$2,349,184	$4,403,232	$5,014,474

# # #

Contact:

Taglich Brothers, Inc.

Chris Schreiber

917-445-6207

cs@taglichbrothers.com